Exhibit 99.1

L I N C O L N    E L E C T R I C    H O L D I N G S ,    I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC ANNOUNCES YEAR END EXECUTIVE LEADERSHIP TRANSITION

Christopher Mapes to be Designated Executive Chairman

Steven Hedlund, Chief Operating Officer, to be Named President and Chief Executive Officer

CLEVELAND, Thursday, July 27, 2023 — Lincoln Electric Holdings, Inc., (the “Company”) (NASDAQ: LECO) announced today that Christopher L. Mapes, Chairman, President and Chief Executive Officer (CEO), who has served as President and CEO since 2012, will retire as President and CEO on December 31, 2023, and will be designated as Executive Chairman of the Board, effective January 1, 2024. Steven B. Hedlund, who has been with the Company for 15 years and serves as Chief Operating Officer, will be named President and CEO, and appointed as a member of the Board, effective January 1, 2024. As Executive Chairman, Mapes will work closely with Hedlund to ensure a seamless transition for all Lincoln Electric stakeholders and support the Company’s Higher Standard 2025 Strategy initiatives.

“This leadership transition reflects a structured, multi-year succession planning process to ensure strong continuity and execution of our long-term strategy and we are confident that Steve’s leadership and track record of driving growth and operational excellence will continue to generate superior value for our stakeholders,” said Curtis Espeland, Lincoln Electric’s Lead Independent Director. Espeland continued, “Chris’ planned retirement marks the end of an incredible career. His invaluable leadership and contributions have transformed the Company’s performance to position it to excel in the years ahead. On behalf of the entire Board, I would like to thank Chris for his service to date and his accomplishments as our CEO.”

Mapes has achieved a distinguished 38-year career in global manufacturing and joined Lincoln Electric in 2010 as a member of the Board of Directors and was named President and CEO in 2012. He has served as Chairman, President and CEO since 2013. Under his leadership, Lincoln Electric has extended its global leadership through innovation and growth, including over 20 acquisitions and established the industry’s leading automation portfolio. In addition, Mapes and his leadership team have advanced operational excellence, the Company’s high-performance culture with top-quartile employee engagement, and its focus on sustainability. These initiatives have generated record performance, over 11% earnings CAGR, top-decile ROIC, and a 523% increase in total shareholder return, which has positioned the Company as one of the highest performing industrial companies over the last decade. These achievements, as well as his leadership anchored by ‘The Golden Rule’ and a commitment to ethics and integrity, have been recognized by Ethisphere™, who ranked Lincoln Electric 5-times as “One of the World’s Most Ethical Companies,” and by Forbes, who awarded the Company as one of the “World’s Best Employers” and one of the “World’s Top Female Friendly Companies,” during his tenure.

“It has been a privilege to lead Lincoln Electric and work alongside our incredibly talented and committed employees,” said Mapes. “I am grateful for the support the organization has given me and I am proud of what we have accomplished together. I believe this is the right time to transition leadership as we complete our Higher Standard 2025 Strategy and move to the Company’s next strategic plan.” Mapes concluded, “I have worked closely with Steve during my entire tenure at Lincoln Electric and he is a very talented and decisive leader who sets high standards of performance and is well prepared to succeed me. I look forward to working with him through the transition to maintain the strong momentum we have achieved together as a leadership team to ensure the Company’s continued success.”

Hedlund stated, “I am honored by Chris’ and the Board’s confidence in my ability to lead our organization and advance our strategic initiatives as we complete our Higher Standard 2025 Strategy and pursue the many exciting growth opportunities ahead.”

Hedlund joined Lincoln Electric in 2008 as Vice President, Strategy and Business Development and a member of the executive leadership team, where he led an accelerated acquisition strategy to expand the Company’s automation portfolio. In 2015, he was promoted to Senior Vice President, President of Global Automation. In 2017, he served as Executive Vice President, President of International Welding, where he oversaw the optimization of our European platform. In 2020, Hedlund was named Executive Vice President, President of Americas and International Welding, to further align the Company’s global welding technologies and strategies. In 2022, Hedlund was promoted to Chief Operating Officer, where he has been leading our record performance. Prior to joining Lincoln Electric, Hedlund held various executive leadership roles at Fortune Brands, Inc. and served as principal with the management consulting firm, Booz Allen & Hamilton. Hedlund earned a bachelor’s degree and an MBA from Dartmouth College.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 71 manufacturing locations in 20 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Forward Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic, financial and market conditions; the effectiveness of commercial and operating initiatives; completion of planned divestitures; interest rates; disruptions, uncertainty or volatility in the credit markets that may limit our access to capital; currency exchange rates and devaluations; adverse outcome of pending or potential litigation; actual costs of the Company’s rationalization plans; possible acquisitions, including the Company’s ability to successfully integrate acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; the effects of changes in tax law; tariff rates in the countries where the Company conducts business; and the possible effects of events beyond our control, such as the impact of the Russia-Ukraine conflict, political unrest, acts of terror, natural disasters and pandemics on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: (216) 383-2534

Email: Amanda_Butler@lincolnelectric.com

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